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                                                                   Exhibit 10.10

                             CONFIDENTIAL TREATMENT

                                    AGREEMENT

This Agreement (AGREEMENT) is entered into as of July 4, 2001 (EFFECTIVE DATE) between NeoGenesis Drug Discovery, Inc., a Delaware corporation (NEOGENESIS) and Mitsubishi-Tokyo Pharmaceuticals, Inc. (MITSUBISHI), a corporation organized under the laws of Japan, and sets forth the terms and conditions that will apply to the provision by NeoGenesis to Mitsubishi of certain screening and analysis services.

                                   BACKGROUND

Mitsubishi is interested in identifying potential pharmaceutical products for treatment of certain human diseases and wishes to identify compounds that exhibit a high degree of chemical binding and functional activity to specific protein targets. NeoGenesis has certain technology and know-how, including screening processes of libraries of mass-encoded small molecule compounds, relating to the identification, discovery, validation and optimization of novel compounds which may be useful for development of novel therapeutics employing targets implicated in a disease process. The parties wish to pursue a collaborative screening process to identify compounds exhibiting a high degree of chemical binding activity to targets designated by Mitsubishi from among the NeoGenesis libraries of mass-encoded small molecule compounds and which have activity in bioassays or functional assays. The terms and conditions set forth below shall govern the performance of such collaborative effort.

1. DEFINITIONS.

1.1 DEFINED TERMS. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth below.

     AFFILIATE means with respect to either party, any Person that, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this definition, CONTROL means, with respect to any party hereto, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such party or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such party.

     ALIS means the Automated Ligand Identification System, an automated, ultra-high throughput ligand selection system proprietary to NeoGenesis that is used to identify multiple classes of chemical ligands against target protein.

     APPLICABLE LAWS means all laws, statutes, regulations and ordinances of any Regulatory Authority, including without limitation the FD&C Act.

     CHEMOTYPE means a family or group of related Candidate Compound A (as defined in ATTACHMENT A).

     CIP means "Carriage and Insurance Paid", as that expression is defined in INCOTERMS 2000, ICC Publishing S.A.

     COMMERCIALLY REASONABLE EFFORTS means, with respect to (i) any objective by any party, reasonable, diligent, good faith efforts to accomplish such objective as such party would normally use to accomplish a similar objective under similar circumstances; and (ii) with respect to any objective relating to the development or Commercialization of any Licensed Product by any party efforts and resources normally used by such party with respect to a product owned by such party or to which such party has similar rights which is of similar market potential at a similar stage in the development or life of such product, taking into account issues of safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, profitability of the product and other relevant commercial factors.

     COMMERCIALIZATION means any and all activities of using, importing, exporting, marketing, promoting, distributing, offering for sale and selling a Licensed Product. When used as a verb, COMMERCIALIZE means to engage in Commercialization.

     CONFIDENTIAL INFORMATION means any proprietary or confidential information of either party (including but not limited to all Mitsubishi Know-How and all NeoGenesis Know-How) disclosed to the other party pursuant to this Agreement in written or other tangible medium and marked as confidential, or if disclosed orally or displayed,


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confirmed in writing within thirty (30) days ( of disclosure, except any portion thereof which: (i) is known to the receiving party, as evidenced by the receiving party's written records, before receipt thereof under this Agreement;
(ii) is disclosed to the receiving party by a third person who is under no obligation of confidentiality to the disclosing party hereunder with respect to such information and who otherwise has a right to make such disclosure; (iii) is or becomes generally known in the trade through no fault of the receiving party; or (iv) is independently developed by the receiving party, as evidenced by the receiving party's written records, without access to such information.

     CONTROL OR CONTROLLED means with respect to any (a) item of information, including, without limitation, Mitsubishi Know-How and NeoGenesis Know-How, or
(b) intellectual property right, the possession (whether by ownership or license, other than pursuant to this Agreement) by a party or an Affiliate thereof of the ability to grant to the other party access or a license as provided herein under such item or right without violating the terms of any agreement or other arrangements, between such party or its Affiliate and any third party, existing before or after the Effective Date.

     DERIVATIVE COMPOUNDS means any derivatives or analogs for a Designated Compound, which have an IC50 value against the Target of [*] or less, which (a) results from a chemical synthesis program based on the Designated Compounds or
(b) is based on structure-activity data of the Designated Compound; PROVIDED, that any such program or data is in respect of a target protein that is greater than [*] homologous at the peptide level to the Target for which Mitsubishi designated such Designated Compound.

     FDA means the United States Food and Drug Administration, or any successor thereto.

     FD&C ACT means the United States Federal Food, Drug and Cosmetic Act of 1938, as amended.

     FIELD means treatment of any disease in humans.

     FIRST COMMERCIAL SALE of Licensed Product(s) means any transfer for value in an arms-length transaction to an independent third party distributor, agent or end user in a country within the Territory after obtaining all necessary Regulatory Approvals as may be necessary for such transfer in such country.

     FORCE MAJEURE means any event beyond the control of the parties, including, without limitation, failures of computers, computer-related equipment, hardware or software, fire, flood, riots, strikes, epidemics, war (declared or undeclared and including the continuance, expansion or new outbreak of any war or conflict now in existence), embargoes and governmental actions or decrees.

     GOOD CLINICAL PRACTICE means the then current standards for clinical trials for pharmaceuticals, as set forth in the FD&C Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the European Union and other Regulatory Authorities in countries in which the Product is intended to be sold, to the extent such standards are not in contravention with United States Good Clinical Practices.

     GOOD LABORATORY PRACTICE means the then current standards for laboratory activities for pharmaceuticals, as set forth in the FD&C Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good laboratory practice as are required by the European Union and other Regulatory Authorities in countries in which the Product is intended to be sold, to the extent such standards are not in contravention with United States Good Laboratory Practices.

     GOOD MANUFACTURING PRACTICE means the current standards for the manufacture of pharmaceuticals, as set forth in the FD&C Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good manufacturing practice as are required by the European Union and other Regulatory Authorities in countries in which the Product is intended to be sold, to the extent such standards are not in contravention with United States Good Manufacturing Practices.

     IND means an investigational new drug application, as defined in the FD&C Act and applicable regulations thereunder, or any equivalent document, filed with the FDA and necessary for beginning clinical trials of any


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Licensed Product in humans or any application or other documentation filed with any Regulatory Authority of a country other than the United States prior to beginning clinical trials of any Licensed Product in humans in that country.

     JOINT PROGRAM PATENT RIGHTS means any Program Patent Rights (defined in below) which are jointly owned by the parties in accordance with Section 3.2(a) and are not Mitsubishi Assigned Patent Rights (defined in below).

     LICENSED PRODUCT(S) means any product: (a) which includes a Designated Compound or a Derivative Compound; and (b) the development, manufacture, use, or sale of which, absent the license granted to Mitsubishi under Section 3.1 or the rights assigned to Mitsubishi under Section 3.2(d) of this Agreement, would infringe the NeoGenesis Know-How, NeoGenesis Patent Rights, or which makes use of any Program Patent Rights that is jointly owned by the parties.

     MAJOR COUNTRY mean the United States, the United Kingdom, France, Germany, Italy or Japan, as the case may be.

     MANUFACTURING means any and all activities involved in the production of a Licensed Product to be developed and/or Commercialized under this Agreement. When used as a verb, MANUFACTURE means to engage in Manufacturing.

     MITSUBISHI ASSIGNED KNOW-HOW means a part of Mitsubishi Know-How which is assigned by NeoGenesis to Mitsubishi in accordance with Section 3.2(d).

     MITSUBISHI ASSIGNED PATENT RIGHTS means a part of Mitsubishi Patent Rights which is assigned by NeoGenesis to Mitsubishi in accordance with Section 3.2(d).

     MITSUBISHI KNOW-HOW means all proprietary technical, Manufacturing and clinical information, data and know-how, including but not limited to any intellectual property relating to: (a) the Target, (b) the Derivative Compounds or (c) the Licensed Products containing the Derivative Compounds, whether or not patentable, Controlled by Mitsubishi or its Affiliates as of the Effective Date or during the term of this Agreement. Mitsubishi Know-How includes, without limitation, all processes, formulas, discoveries and inventions whether relating to biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical safety, quality control and clinical data, including, without limitation, clinical study data. Mitsubishi Know-How also includes relevant medical information relating to the Licensed Products (such as customer questions, responses thereto and adverse drug event) history in the possession of Mitsubishi, its Affiliates or sublicensees. The term Mitsubishi Know-How, however, does not include the NeoGenesis Know-How or any know-how, processes, information and data which is, as of the Effective Date or later becomes, generally available to the public.

     MITSUBISHI PATENT RIGHTS means (a) those patents and patent applications (other than patent applications and patents included within the NeoGenesis Patent Rights) Controlled by Mitsubishi at any time during the term of this Agreement which (i) relate to or otherwise would be infringed by the manufacture, use, importation or sale of any Designated Compound or Licensed Product or (ii) relate to Mitsubishi Know-How and (b) all divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates and foreign counterparts thereof.

     NDA means a new drug application as defined in the FD&C Act and applicable regulations thereunder, and the non-U.S. equivalent thereof.

     NEOGENESIS KNOW-HOW means all proprietary technical information, data and know-how, including but not limited to any intellectual property relating to:
(a) the NeoMorph Screening Library, (b) the NeoMorph Focused Libraries, (c) ALIS and QSCD, (d) the Candidate Compound A, (e) the Candidate Compound B, (d) the Candidate Compound C, together with, where applicable, any analogs, derivatives, fragments, sub-cellular constituents or expression products thereof and (e) any other tangible materials provided by NeoGenesis to Mitsubishi for use in the conduct of the Program, which (i) is Controlled by NeoGenesis, (ii) primarily relates to a Designated Compound or Licensed Products, whether or not patentable, and (iii) is listed in ATTACHMENT D, as ATTACHMENT D is amended from


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time to time in accordance with Section 2.6 or Section 3.3. The term NeoGenesis
Know-How, HOWEVER, does not include (1) any Mitsubishi Know-How, (2) any know-how, processes, information and data which is, as of the Effective Date or later becomes, generally available to the public or (3) any general manufacturing or other know-how not specific to the Designated Compound or Licensed Products.

     NEOGENESIS PATENT RIGHTS means those (a) patents and patent applications listed in ATTACHMENT D, as ATTACHMENT D is amended from time to time in accordance with Section 2.6 or Section 3.3, which are Controlled by NeoGenesis; and (b) all divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates and foreign counterparts thereof which are Controlled by NeoGenesis and are existing as of the Effective Date or filed or issued during the term of this Agreement.

     NEOMORPH CHEMISTRY means the process, proprietary to NeoGenesis, of forming libraries and sub-libraries of discrete compounds by coupling a broad set of diverse cores with diverse sets of building blocks employing proprietary mass-coding algorithms.

     NEOMORPH FOCUSED LIBRARIES means those compounds synthesized by NeoGenesis derived from Active Compounds identified by Mitsubishi in bioassays or functional assays

     NEOMORPH SCREENING LIBRARY means the entire collection of libraries consisting of mass-encoded small molecule organic compounds owned by NeoGenesis and developed with NeoMorph Chemistry, comprising at least 10,000,000 different compounds.

     NET SALES means the aggregate amounts invoiced for sales or transfers for value of Licensed Products by Mitsubishi, its Affiliates or any of its sublicensee to an independent third party distributor, agent or end user in the Territory (other than sales of Licensed Products at cost by Mitsubishi, its Affiliates or sublicensees to a third party for use in a clinical study prior to Regulatory Approval of such Licensed Product) LESS deductions selected as appropriate from: (a) credits, refunds, allowances and price adjustments separately and actually credited to customers for defective, spoiled, damaged, outdated, and returned Licensed Products, (b) offered and taken trade and cash discounts and rebates in amounts customary to the trade and as required to do business in the country in which they are made, (c) sales, excise, value added, turnover, use, and other like taxes, and customs duties, paid, absorbed or allowed excluding net income tax, and (d) special outbound packing, transportation, insurance and handling charges separately billed to the customer or prepaid. Net Sales shall not include revenue received by Mitsubishi (or any of its Affiliates) from transactions with an Affiliate, where the Licensed Product in question will be resold to an independent third-party distributor, agent or end user by the Affiliate where such revenue received by the Affiliate from such resale is included in Net Sales in accordance with Section 4.3. Revenue received by Mitsubishi (or any of its Affiliates) from transactions with an Affiliate, where the Licensed Product in question is used by the Affiliate solely for such Affiliate's internal purposes shall also be included in Net Sales at a price equal to the fair market value of such transfer(s).

     PERSON means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

     PROGRAM means the screening program described in ATTACHMENT A as the same may be amended during the term of this Agreement by mutual agreement of the parties. The Program will be directed toward the discovery and development of Candidate Compound B and Candidate Compound C for the Targets.

     PROGRAM INTELLECTUAL PROPERTY means individually and collectively all discoveries, inventions, know-how, techniques, methodologies, modifications, improvements, works of authorship, designs and data (whether or not protectable under patent, copyright, trade secrecy or similar laws) that are conceived, created, discovered, developed, or reduced to practice or tangible medium of expression (a) solely by one or more employees or consultants of NeoGenesis (other than consultants also affiliated with Mitsubishi in connection with the Program) at any time in the course of the Program; (b) jointly by one or more employees or consultants of NeoGenesis and one or more employees or consultants of Mitsubishi at any time in the course of the Program; or (c) solely by one or more employees or consultants of Mitsubishi (other than consultants also affiliated with NeoGenesis in connection with the


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Program) at any time in the course of the Program. Program Intellectual Property is listed in ATTACHMENT B, which shall be amended from time-to-time to include new Program Intellectual Property, in accordance with Section 3.3.

     PROGRAM PATENT RIGHTS means (a) those patents and patent applications, the claim of which covers all or part of Program Intellectual Property, and (b) all divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates and foreign counterparts thereof.

     QSCD means Quantisized Surface Complimentary Diversity, a model proprietary to NeoGenesis, in terms of which discrete chemical compliments to the surfaces of a Target are defined.

     R&D PROGRAM means on a Designated Compound-by-Designated Compound or Licensed Product-by-Licensed Product and country-by-country basis the activities necessary or desirable to be undertaken in connection with the research and development of such Designated Compound or Licensed Product prior to obtaining Regulatory Approval for a Licensed Product in such country (regardless of the country in which such activities are conducted).

     REGULATORY APPROVALS means, for any country in the Territory, those authorizations by the appropriate Regulatory Authority(ies) required for the manufacture, importation, marketing, promotion, pricing and sale of the Licensed Product(s) in such country.

     REGULATORY AUTHORITY means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in the Territory, including, without limitation, the FDA.

     SUCCESS CRITERIA means the success criteria defined by the parties with respect to Candidate Compound C that have a certain desired degree of chemical binding activity and activity in Target-based functional assays.

     TARGET means a specific protein target(s) selected by Mitsubishi for which NeoGenesis will perform the Program. The Target(s) are identified in ATTACHMENT C.

     TERRITORY means all the countries of the world.

1.2 OTHER DEFINED TERMS. The following terms shall have the meanings set forth in the section appearing opposite such term:

     AGREEMENT                     Recitals
     BANKRUPTCY CODE               Section 3.1
     CANDIDATE COMPOUNDS A         ATTACHMENT A
     CANDIDATE COMPOUND B          ATTACHMENT A
     CANDIDATE COMPOUNDS C         ATTACHMENT A
     CLAIM NOTICE                  Section 6.6
     COMPOUNDS                     ATTACHMENT A
     DESIGNATED COMPOUND           Section 2.6
     EFFECTIVE DATE                Recitals
     FDA                           Section 4.2
     ICC                           Section 9.1
     INDEMNIFYING PARTY            Section 7.4
     INDEMNIFIED PARTY(IES)        Section 7.3
     FINAL TARGET REPORT           ATTACHMENT A
     LICENSED TECHNOLOGY           Section 3.1
     LOSSES                        Section 7.2
     MITSUBISHI                    Recitals
     NEOGENESIS                    Recitals
     PHASE I CLINICAL TRIALS       Section 4.2
     PHASE III CLINICAL TRIALS     Section 4.2
     PMA                           Section 4.2
     SCREENING PERIOD              Section 2.2


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2. SCREENING PROGRAM; R&D PROGRAM; COMMERCIALIZATION

2.1 DELIVERY OF TARGET PROTEINS. Mitsubishi shall deliver the Targets to NeoGenesis for screening within [*] following the Effective Date. Mitsubishi shall provide Targets in the quantities and formats specified in ATTACHMENT A. Mitsubishi shall also provide NeoGenesis at the time of delivery with a written description of the concentration and volume of the Target. Mitsubishi shall deliver the Targets CIP to NeoGenesis's Cambridge facility.

2.2 SCREENING PROGRAM. NeoGenesis will apply use its ALIS method to screen the NeoMorph Library for activity with respect to each Target for purposes of identifying potentially useful chemical compounds for further evaluation and development. Screening will be performed pursuant to the screening protocol for the Program set forth in ATTACHMENT A. NeoGenesis shall commence the Program following the date the Targets are delivered to NeoGenesis and shall complete the Program within [*] following the date that the Targets are delivered to NeoGenesis, unless the parties agree in writing to extend the period for performance of the Program (the SCREENING PERIOD).

2.3 GRANT OF RESEARCH LICENSE. Mitsubishi hereby grants NeoGenesis a nonexclusive, nontransferable, royalty-free license to use Mitsubishi Know-How and Mitsubishi Patent Rights solely for purposes of conducting the Program and performing NeoGenesis's obligations to Mitsubishi under the Program. NeoGenesis will not use Mitsubishi Know-How or Mitsubishi Patent Rights for any other purpose, without Mitsubishi's prior written permission. NeoGenesis shall not (a) grant, or attempt to grant, a sub-license to use Mitsubishi Know-How or Mitsubishi Patent Rights to any Person without the express written consent of Mitsubishi, (b) perform any tests on either of the Targets that are outside the scope of the Program, or (c) modify the Targets supplied by Mitsubishi, including, without limitation, the making of any derivatives, analogs or components thereof. In the event that NeoGenesis does not consume all of the Targets supplied by Mitsubishi in performance of the Program, NeoGenesis will upon completion of the Program promptly, return to Mitsubishi any quantities of such Target(s) and any derivatives, analogs or components thereof.

2.4 SCIENTIFIC REPORTS. (a) NeoGenesis will keep and maintain adequate records containing laboratory data generated in the course of the Program to enable it to furnish complete and accurate information to Mitsubishi regarding the Program activities and results, including all Candidate Compound A, Candidate Compound B and NeoMorph Focused Libraries identified in the Program and all Program Intellectual Property developed by NeoGenesis during the Program. All such written records of NeoGenesis shall be open to inspection by Mitsubishi during normal business hours upon reasonable prior written notice.

     (b) NeoGenesis shall provide Mitsubishi with reasonably-detailed written reports describing the results of the research performed pursuant to the Program including all Candidate Compound A, Candidate Compound B and NeoMorph Focused Libraries identified in the Program. Such reports shall be delivered to Mitsubishi at least monthly during the Program. NeoGenesis will deliver a Final Target Report (as defined in ATTACHMENT A) with respect to the Program work performed on each Target including a description of all the Candidate Compound A, Candidate Compound B and NeoMorph Sublibraries identified during the Program with respect to such Target.

2.5 COMMUNICATIONS. The parties shall meet or communicate from time to time each other to conduct the Program. The parties shall designate a representative who shall be in charge of the communication between parties during a period of the Program. Mitsubishi shall have the right to make the final decision with respect to the management and conduct the Program after the communication or discussion between the parties.

2.6 DESIGNATED COMPOUNDS. (a) Within [*] following the delivery of the Final Target Report for each Target by NeoGenesis in accordance with Section 2.4 and ATTACHMENT A, Mitsubishi shall notify NeoGenesis whether it will classify any Candidate Compound C (or any derivative compound(s) of such Candidate Compound
C) as candidates for drug development based on Mitsubishi's good faith evaluation of the satisfaction of the Success Criteria by such Candidate Compound C (or any derivative compound(s) of such Candidate Compound C) (each, a DESIGNATED COMPOUND). Mitsubishi may select [*] Designated Compounds for each Target. If Mitsubishi does not identify any Designated Compound(s) within such period, then upon [*] notice from NeoGenesis and unless Mitsubishi identifies


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such Designated Compound(s) within such [*] period, the license granted
Mitsubishi shall terminate and be of no further force or effect with respect to the applicable Target, and no further payment from Mitsubishi shall be due with respect to such Target.

     (b) Within [*] following receipt of notification from Mitsubishi identifying Designated Compounds, NeoGenesis shall amend ATTACHMENT D to identify any applicable NeoGenesis Patent Rights not previously identified to Mitsubishi.

2.7 PRODUCT DEVELOPMENT. Mitsubishi, at its sole expense, shall be solely responsible for conducting the R&D Program related to Designated Compounds and Licensed Products and shall use its Commercially Reasonable Efforts to develop and obtain Regulatory Approvals for Licensed Products in at least one of the Major Countries. Mitsubishi shall conduct the R&D Program in accordance with all Applicable Laws, Good Laboratory Practices and Good Clinical Practices.

2.8 MANUFACTURE OF PRODUCT. Mitsubishi shall be solely responsible, at its sole expense, for and shall use its Commercially Reasonable Efforts to Manufacture the Licensed Products in accordance with the Regulatory Approvals, Applicable Laws, Good Laboratory Practices and Good Manufacturing Practices.

2.9 REGULATORY MATTERS. Mitsubishi shall be solely responsible, at its sole expense, for the preparation and filing, in its own name or in the name of a sublicensee (if Mitsubishi sublicenses its rights under Section 3.1), with the appropriate Regulatory Authorities, of all documents that are necessary to conduct clinical studies of Licensed Products and Regulatory Approval applications that are necessary to market and sell Licensed Products. Mitsubishi shall use Commercially Reasonable Efforts to file Regulatory Approval applications in the Major Countries. Simultaneously with the submission of each such regulatory filing, Mitsubishi shall notify NeoGenesis, in writing, that such regulatory filing has been made. Mitsubishi shall be solely responsible for reporting all adverse events associated with any Licensed Product to the appropriate Regulatory Authorities in accordance with Applicable Laws.

2.10 MARKETING AND SALE. Mitsubishi, at its sole expense, shall be solely responsible for the Commercialization of Licensed Products in the Territory and shall use its Commercially Reasonable Efforts to Commercialize each Licensed Product in at least one of the Major Countries. Mitsubishi shall be solely responsible for establishing the price of each Licensed Product sold by or on behalf of it pursuant to this Agreement.

2.11 THIRD PARTY LICENSES. Mitsubishi shall be solely responsible for (a) obtaining any and all licenses from third parties necessary or desirable to perform the R&D Program and/or to Commercialize any Licensed Product and (b) any and all consideration payable with respect to such licenses.

2.12 COMPLIANCE WITH LAW. Mitsubishi shall conduct the R&D Program and conduct its Manufacturing operations in a safe and prudent manner, in compliance with all Applicable Laws (including, but not limited to, occupational safety and health, public safety and health, protecting the environment, the disposal of wastes, Good Clinical Practices, Good Laboratory Practices and Good Manufacturing Practices), and in compliance with all applicable provisions of this Agreement. Mitsubishi shall obtain all necessary registrations and permits pertaining to activities contemplated by this Agreement.

2.13 PERIODIC REVIEW. Mitsubishi shall periodically, at least once a year, provide NeoGenesis with an update on the status of the progress of Mitsubishi's R&D Program and Commercialization of each Licensed Product.

3. LICENSE; PROPRIETARY RIGHTS

3.1 GRANT OF LICENSE. (a) Subject to the terms and conditions of this Agreement, including the payment of all applicable fees, NeoGenesis hereby grants to Mitsubishi, and Mitsubishi hereby accepts, an exclusive, worldwide, right and license, within the Territory, to use the NeoGenesis Know-How and NeoGenesis Patent Rights and NeoGenesis' undivided interest in any Program Intellectual Property and Joint Program Patent Rights, as embodied in or related to any Designated Compound(s) (collectively, the LICENSED TECHNOLOGY), to (i) research, develop, make, have made and use such Designated Compound to develop Licensed Products and (ii) to make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import and export Licensed Products.


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Mitsubishi may grant sublicenses of its rights under this Section 3.1; PROVIDED that Mitsubishi: (1) obtains each sublicensee's written agreement to be subject to the same obligations as is Mitsubishi under Sections 2.12, 2.13, 3.1(c), 3.2, 4.4-4.7, 5.2 and 8.3(c) (last sentence) of this Agreement (or substantially identical provisions) and (2) shall remain responsible for the performance of all of its obligations under this Agreement, whether such obligations are performed by Mitsubishi, its Affiliates or any of its sublicensees. Mitsubishi shall also ensure that all sublicensees are required to indemnify NeoGenesis with respect to the matters that are addressed in Section 7.2(b) and Section 7.3(b) (it being further understood that NeoGenesis need not be identified by name). For purposes of clarity, it is expressly understood and agreed that in the event and to the extent that any NeoGenesis Know-How or NeoGenesis Patent Rights (including NeoGenesis' undivided interest in any Program Intellectual Property and Joint Program Patent Rights) are the subject of the assignment under Section 3.2(d), this Section 3.1(a) shall not apply to such NeoGenesis Know-How or NeoGenesis Patent Rights (including Program Intellectual Property and Joint Program Patent Rights).

     (b) The license granted under this Section 3.1 shall be treated as a license of rights to "intellectual property" (as defined in Section 101(56) of Title 11 of the United States Code, as amended (the BANKRUPTCY CODE)) for purposes of Section 365(n) of the Bankruptcy Code. The parties agree that Mitsubishi may elect to retain and may fully exercise all of its rights and elections under the Bankruptcy Code PROVIDED, that it abides by the terms of this Agreement.

     (c) Mitsubishi shall mark or have marked all containers or packages of Licensed Products that are the subject of the license granted under this Section
3.1 in accordance with the patent marking laws of the jurisdiction in which such Licensed Products are manufactured, used or sold.

3.2 RETAINED RIGHTS. (a) This Agreement does not convey to Mitsubishi any ownership rights in any NeoGenesis Know-How or NeoGenesis Patent Rights by implication, estoppel or otherwise except for the rights expressly granted in
Section 3.1 and specifically does not convey to Mitsubishi any rights with respect to ALIS or QSCD. Title to the NeoGenesis Know-How and NeoGenesis Patent Rights shall at all times remain vested in NeoGenesis. This Agreement does not convey to NeoGenesis any ownership rights in any Mitsubishi Know-How or Mitsubishi Patent Rights by implication, estoppel or otherwise except for the rights expressly granted in Section 2.3. Unless otherwise provided herein, title to the Mitsubishi Know-How and Mitsubishi Patent Rights shall at all times remain vested in Mitsubishi. Title to and any interest in Program Intellectual Property described in clause (a) of the Program Intellectual Property definition (including corresponding Program Patent Rights) shall be the property of NeoGenesis and is included in the definition of NeoGenesis Know-How or NeoGenesis Patent Rights, as the case may be. Title to and any interest in Program Intellectual Property described in clause (b) of the Program Intellectual Property definition (including corresponding Program Patent Rights) shall be jointly held by Mitsubishi and NeoGenesis. Title to and any interest in Program Intellectual Property described in clause (c) of the Program Intellectual Property definition (including corresponding Program Patent Rights) shall be the property of Mitsubishi and is included in the definition of Mitsubishi Know-How or Mitsubishi Patent Rights, as the case may be.

     (b) If required, patent counsel mutually acceptable to the parties and selected by the parties shall determine inventorship of all Program Intellectual Property and Program Patent Rights that arises from the transactions contemplated by this Agreement in accordance with U.S. patent law (and other U.S. intellectual property law) when determining whether such intellectual property is (i) Mitsubishi Know-How or Mitsubishi Patent Rights or (ii) NeoGenesis Know-How or NeoGenesis Patent Rights or (iii) whether Program Intellectual Property or Program Patent Rights is jointly owned or is owned solely by NeoGenesis or by Mitsubishi.

     (c) NeoGenesis shall retain the following rights with respect to the following NeoGenesis Know-How and NeoGenesis Patent Rights and Program Intellectual Property and Program Patent Rights:

     (i) NeoGenesis shall continue to use its compound screening library to screen target proteins for other parties; PROVIDED, that (a) for a period of [*] from the date of the notice in which NeoGenesis identifies Candidate Compound A, NeoGenesis shall mask the Candidate Compound A that are in the Chemotype of the Designated Compound(s) relating to such Target from the NeoGenesis NeoMorph Screening Library and (b) for a period of [*] from the Effective Date, NeoGenesis shall not use its NeoMorph Screening Library to screen a target protein that is greater than [*] homologous at the peptide level to the Target for itself or other parties.


*= CONFIDENTIAL TREATMENT REQUESTED: MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

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     (ii) NeoGenesis shall continue to use Candidate Compound B and Candidate
     Compound C that are not selected as Designated Compounds, as embodied in focused/optimization libraries developed as part of the Program to support NeoGenesis patent applications outside the transactions contemplated by the Program.

     (iii) NeoGenesis shall retain all rights and continue to use optimization compounds created as part of the Program but not selected as Candidate Compound B or Candidate Compound C.

     (iv) NeoGenesis shall retain all rights in and continue to use compound libraries that are designed as part of the Program using QSCD or other structural information.

     (d) In addition to the license granted under Section 3.1 with respect to Licensed Technology, effective on Mitsubishi's notice date of Designated Compounds (as specified in ATTACHMENT A), NeoGenesis hereby assigns and agrees to assign to Mitsubishi all of NeoGenesis' right, title and interest in any and all Designated Compounds including any patent rights or other intellectual property rights embodied in or relating to such Designated Compounds within Program Patent Rights or Program Intellectual Property. Such assigned Designated Compounds and the corresponding Mitsubishi Assigned Patent Rights shall, from the date of assignment by NeoGenesis, be treated as Mitsubishi Patent Rights for purposes of this Agreement (including Section 3.3(d) and Section 3.4) and such assigned Designated Compounds and the corresponding Mitsubishi Assigned Know-How shall, from the date of assignment by NeoGenesis, be treated as Mitsubishi Know-How and Mitsubishi's Confidential Information; PROVIDED, that notwithstanding any provision of this Agreement to the contrary, Mitsubishi shall remain obligated to pay NeoGenesis in respect of all such assigned Designated Compounds (and any related Licensed Products) the milestone fees and royalties due NeoGenesis under Section 4.2 and Section 4.3 of this Agreement. NeoGenesis shall cooperate with Mitsubishi with respect to the preparation, filing and maintenance of Mitsubishi Assigned Patent Rights if Mitsubishi requires.

3.3 DISCLOSURE; PATENT PROSECUTION. (a) Each of NeoGenesis and Mitsubishi shall promptly disclose to the other knowledge of any Program Intellectual Property; such Program Intellectual Property will be added to ATTACHMENT B (and ATTACHMENT D if applicable) and will be subject to the provisions of this Agreement. Within forty-five (45) days following the date of such disclosure regarding the existence of particular Program Intellectual Property that is jointly owned, the parties shall confer as to appropriate protection for such Program Intellectual Property. Notwithstanding the provision of this Section 3.3, no party shall file, prosecute and maintain any Program Patent Right without the other party's prior written consent before the date specified in ATTACHMENT A for Mitsubishi's notice of Designated Compounds.

     (b) NeoGenesis shall have the sole right, but not the obligation, to file, prosecute, and maintain each of the NeoGenesis Patent Rights throughout the Territory. NeoGenesis shall be responsible for all cost and expenses incurred by NeoGenesis for the filing, prosecution and maintenance of NeoGenesis Patent Rights. NeoGenesis shall keep Mitsubishi currently advised as to the status of all patents and patent applications with respect to the NeoGenesis Patent Rights and shall supply Mitsubishi promptly with copies of all patents, patent applications, substantive patent office actions, substantive responses received or filed in connection with such applications. Mitsubishi may itself or through its attorney offer comments and suggestions with respect to the matters that are the subject of this Section 3.3(b) and NeoGenesis agrees to consider such comments and suggestions; PROVIDED that nothing herein shall obligate NeoGenesis to adopt or follow such comments or suggestions. In the event that NeoGenesis elects not to file for patent protection under the NeoGenesis Patent Rights or elects not to prosecute or maintain a patent or patent application under the NeoGenesis Patent Rights it shall notify Mitsubishi of such decision at least forty-five (45) days prior to the due date of any action or payment due. Mitsubishi shall have the right, but not the obligation, to be assigned such patents from NeoGenesis and to assume the responsibility therefor then at its own cost and expense.

     (c) Mitsubishi and NeoGenesis shall discuss Joint Program Patent Rights issues, and shall select and retain patent counsel mutually acceptable to each of them, which patent counsel may be Mitsubishi patent counsel or NeoGenesis patent counsel or third party patent counsel as the parties mutually agree, for the purpose of preparing, prosecuting, issuing and maintaining appropriate patent applications concerning Joint Program Patent Rights. Mitsubishi, in consultation with NeoGenesis, shall be responsible for the preparation, filing (including foreign filing


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SEPARATELY WITH THE COMMISSION.

decisions), prosecution and maintenance of such jointly owned Program Patents Rights. Designated patent counsel shall furnish or have furnished to Mitsubishi and NeoGenesis copies of documents relevant to the same and provide Mitsubishi and NeoGenesis with the opportunity to review and comment on patent decisions made by patent counsel. Any differences between NeoGenesis and Mitsubishi with respect to preparation, filing, prosecution, issuance and maintenance matters will be discussed and resolved to their mutual satisfaction using the procedures specified in Section 9.1, if necessary; PROVIDED, that if any disagreement regards solely the costs associated with a particular proposed action, either party may assume responsibility for such costs and the requirement that the parties mutually agree upon resolution of the matter shall not apply. NeoGenesis and Mitsubishi shall equally be responsible for all expenses associated with the preparation, filing, prosecution, issuance and maintenance of Joint Program Patent Rights; PROVIDED, that in the event that either party elects not to pursue a particular action with respect to which the parties disagree regarding costs, the other party shall have the right to assume such costs and to have such action taken; PROVIDED FURTHER that the rights of the party that does not pay its portion of such costs shall exclude any intellectual property rights that are the subject of such action (e.g., patent coverage in a particular country) unless such party reimburses the other party for one-half (50%) of the costs of such action.

     (d) Mitsubishi shall have the sole right, but not the obligation, to file, prosecute, and maintain, at Mitsubishi's sole expense, each of the Mitsubishi Patent Rights throughout the Territory.

3.4 ENFORCEMENT. (a) NeoGenesis shall be solely responsible for defense and enforcement of NeoGenesis Know-How and NeoGenesis Patent Rights but excluding Licensed Technology within the Field and the Territory. Mitsubishi shall be solely responsible for the defense and enforcement of Mitsubishi Know-How and Mitsubishi Patent Rights.

     (b) Except as otherwise provided in Section 3.4(a), NeoGenesis shall have the first option to pursue any enforcement or defense of NeoGenesis Patent Rights within Licensed Technology ; PROVIDED, that NeoGenesis pays all costs and expenses related to the same, keeps Mitsubishi reasonably informed of its progress and provides Mitsubishi with copies of any documents related to such proceedings and reasonable notice of all proceedings relating to same. NeoGenesis shall notify Mitsubishi of its decision to exercise its right to enforce Licensed Technology as soon as possible, but not later than sixty (60) days following its discovery or receipt of notice of the alleged infringement.

     (c) If NeoGenesis does not exercise its option to enforce or defend any NeoGenesis Patent Rights within Licensed Technology or (within ninety (90) days of commencing to prosecute any enforcement or defense action) Mitsubishi and NeoGenesis have not otherwise agreed not to pursue such infringement for business reasons, and NeoGenesis (i) has not persuaded the alleged infringer to desist, (ii) is not diligently pursuing an infringement action or diligently defending the validity or enforceability of Licensed Technology at issue, as determined by Mitsubishi in its reasonable discretion, or (iii) has not provided Mitsubishi with evidence of bona fide negotiations of an acceptable sublicense agreement with the alleged infringer, then Mitsubishi shall have the right to pursue the alleged infringer or take control of any action initiated by NeoGenesis at Mitsubishi's own expense. In any such case, NeoGenesis will substitute NeoGenesis as party plaintiff for purposes of pursuing any alleged infringer.

     (d) Any recovery of damages with regard to NeoGenesis Patent Rights within Licensed Technology in any suit handled by one party pursuant to Section 3.4(b) or Section 3.4(c) shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the litigant relating to the suit or settlement thereof. Any remaining recoveries shall (i) to the extent that the infringement is based on the development, manufacture, commercialization or use of Licensed Products in the Field, be deemed Net Sales and NeoGenesis shall receive an amount equal to the royalty due on such Net Sales and Mitsubishi shall receive the balance of such remainder; or (ii) to the extent that the infringement is not based on the development, manufacture, commercialization or use of Licensed Products in the Field, such remainder shall be paid (1) one hundred percent (100%) to NeoGenesis if NeoGenesis is the prosecuting party or (2) one hundred percent (100%) to Mitsubishi if Mitsubishi is the prosecuting party.

     (e) Mitsubishi shall have the first option to pursue any enforcement or defense of Licensed Technology (other than NeoGenesis Patent Rights); PROVIDED, that Mitsubishi pays all costs and expenses related to the same, Mitsubishi keeps NeoGenesis reasonably informed of its progress and Mitsubishi provides NeoGenesis with copies of any documents related to such proceedings and reasonable notice of all proceedings relating to same. Mitsubishi


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SEPARATELY WITH THE COMMISSION.

shall notify NeoGenesis of its decision to exercise its right to enforce such Licensed Technology (other than NeoGenesis Patent Rights) as soon as possible, but not later than sixty (60) days following its discovery or receipt of notice of the alleged infringement.

     (f) If Mitsubishi does not exercise its option to enforce or defend any Licensed Technology (other than NeoGenesis Patent Rights) or (within ninety (90) days of commencing to prosecute any enforcement or defense action) Mitsubishi and NeoGenesis have not otherwise agreed not to pursue such infringement for business reasons, and Mitsubishi has not persuaded the alleged infringer to desist, then NeoGenesis shall have the right to pursue the alleged infringer or take control of any action initiated by Mitsubishi at NeoGenesis's own expense. In any such case, Mitsubishi will substitute NeoGenesis as party plaintiff for purposes of pursuing any alleged infringer.

     (g) Any recovery of damages with regard to any suit handled by one party pursuant to Section 3.4(e) or Section 3.4(f) shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the litigant relating to the suit or settlement thereof. Any remaining recoveries shall (i) to the extent that the infringement is based on the development, manufacture, commercialization or use of Licensed Products in the Field, be deemed Net Sales and NeoGenesis shall receive an amount equal to the royalty due on such Net Sales and Mitsubishi shall receive the balance of such remainder; or (ii) to the extent that the infringement is not based on the development, manufacture, commercialization or use of Licensed Products in the Field, such remainder shall be paid (1) one hundred percent (100%) to NeoGenesis if NeoGenesis is the prosecuting party or (2) one hundred percent (100%) to Mitsubishi if Mitsubishi is the prosecuting party.

     (h) Notwithstanding the provisions of Section 3.4(b), in the event that a declaratory judgment action alleging invalidity or non-infringement of any of the patents within Licensed Technology that are within NeoGenesis Patent Rights but are not within Joint Program Patent Rights, NeoGenesis shall have the first option, within sixty (60) days after notification of same, to assume defense of the action concerning its own technology at its expense, but Mitsubishi shall be entitled to participate in such action, at its own expense.

     (i) In any infringement suit as either party may institute to enforce Licensed Technology, Joint Program Patent Rights, Mitsubishi Assigned Patent Rights, or in any declaratory judgment action alleging invalidity or non-infringement of any Licensed Technology, Joint Program Patent Rights, Mitsubishi Assigned Patent Rights brought against NeoGenesis or Mitsubishi, the other party shall, at the request and expense of the party initiating or defending the suit or action, cooperate and assist in all reasonable respects, having its employees testify when requested and making available relevant records, papers, information, specimens and the like.

     (j) Notwithstanding any provisions of Section 3.4 to the contrary, each party shall immediately give written notice to the other of any certification of which it becomes aware filed pursuant to the Waxman-Hatch Act (21 U.S.C.
Section 355(b)(2)(A), or Section 355(j)(2)(A)(vii)), or any amendment or successor statute thereto, at least fourteen (14) days prior to expiration of the forty five (45) day period set forth in 21 U.S.C. Section 355(c)(3)(c) (or any amendment or successor statute thereto), then Mitsubishi shall have the right to bring such an infringement action, in its sole discretion and at its own expense, in its own name and/or in the name of NeoGenesis. Any recoveries obtained (by settlement or otherwise) by either party as a result of any proceeding against a third party infringer brought under this Section 3.4(j) shall first be used to reimburse each party for all litigation costs in connection with such proceeding paid by that party and second, to the extent that the infringement is based on the development, manufacture, commercialization or use of Licensed Products in the Field, any remainder shall be deemed Net Sales and NeoGenesis shall receive an amount equal to the royalty due on such Net Sales and Mitsubishi shall receive the balance of such remainder, and, to the extent that the infringement is not based on the development, manufacture, commercialization or use of Licensed Products in the Field, any remainder shall be paid (x) one hundred percent (100%) to Mitsubishi if Mitsubishi is the prosecuting party or (y) one hundred percent (100%) to NeoGenesis if NeoGenesis is the prosecuting party. If Mitsubishi or its sublicensee initiate suit pursuant to this Section 3.4(j), it will promptly notify NeoGenesis.

4. PRICING; PAYMENT

4.1 SCREENING FEE. Mitsubishi will pay NeoGenesis a screening fee of [*] for the NeoGenesis services pursuant to the Program. Mitsubishi will pay this fee within thirty (30) days of the Effective Date.


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SEPARATELY WITH THE COMMISSION.

4.2 MILESTONES. (a) Mitsubishi will pay NeoGenesis milestone payments in respect of Licensed Products as specified in this Section 4.2.

          (i) Within thirty (30) days following the date on which Mitsubishi identifies any Designated Compound in accordance with Section 2.6, Mitsubishi will pay NeoGenesis [*].

          (ii) Within thirty (30) days following the date on which Mitsubishi administers any Licensed Product to a human subject in the first Phase I Clinical Trials relating to any Licensed Product, Mitsubishi will pay NeoGenesis [*]. PHASE I CLINICAL TRIALS means any safety and/or efficacy clinical studies of any Licensed Product in healthy individuals or patients to support its continued testing in similar clinical trials prescribed by the relevant Regulatory Authority.

          (iii) Within thirty (30) days following the date on which the first administration or dosing of any Licensed Product occurs in the first Phase III Clinical Trials relating to any Licensed Product, Mitsubishi will pay NeoGenesis [*]. PHASE III CLINICAL TRIALS means any safety and/or efficacy clinical studies of any Licensed Product in human patients with the disease target being studied to determine safety and efficacy of a Licensed Product in patients as required by the relevant Regulatory Authorities.

          (iv) Within thirty (30) days following the date on which Mitsubishi submits a NDA covering any Licensed Product with the FDA, or makes a comparable filing with regulatory authorities in another Major Country, Mitsubishi will pay NeoGenesis [*].

          (v) Within thirty (30) days following the date on which Mitsubishi receives a product manufacturing approval (PMA) or similar Regulatory Approval from the FDA permitting the manufacture and sale of a Licensed Product or a comparable Regulatory Approval for another Major Country, Mitsubishi will pay NeoGenesis [*].

     (b) Milestones identified in Section 4.2(a)(i)-(iii) shall be due only for the first Licensed Product, regardless of the number of Licensed Products identified by the Program or developed and/or commercialized by Mitsubishi. Milestones identified in Section 4.2(a)(iv)-(v) shall be due for both the first and the second Licensed Product, regardless of the number of Licensed Products identified by the Program or developed or Commercialized by Mitsubishi; PROVIDED, that the payment will not be due in respect of the second Licensed Product if the second Licensed Product is a replacement for the first Licensed Product due to the failure of the first Licensed Product to receive a Section 4.2(a)(v) Regulatory Approval. On the date any one milestone with respect to a Licensed Product is achieved, all lower numbered unachieved milestones shall be deemed to have been achieved with respect to that Licensed Product.

4.3 ROYALTIES. (a) Not later than sixty (60) days following each March 31, June 30, September 30 and December 31 commencing with the First Commercial Sale of Licensed Products in any country, Mitsubishi shall pay to NeoGenesis royalties by country for the most recent three-month period then ended, equal to [*] of Net Sales. Mitsubishi shall pay royalties with respect to each Licensed Product on a country by country basis (i) until the expiration or revocation or complete rejection of the last to expire or to be revoked or to be completely rejected of any NeoGenesis Patent Right or Joint Program Patent Rights or Mitsubishi Assigned Patent Rights covering such Licensed Product in the country in which the Licensed Product is manufactured or sold, or (ii) if no such patent right exists in the relevant country covering the manufacture, use or sale of the relevant Licensed Product, until ten (10) years from the First Commercial Sale of such Licensed Product in such country.

     (b) If Mitsubishi obtains one or more licenses under patents owned by a third party to avoid infringement by any Licensed Product of such third party patent(s), Mitsubishi may, beginning from the date of such third party license, deduct [*] of the amount of royalties paid to such third party on sales of Licensed Product under such licenses, provided that: (i) such infringement is primarily due to the Designated Compound as licensed or assigned by NeoGenesis and not related to changes or additions to the Designated Compound made by a party other than NeoGenesis and (ii) such deductions reduce by no more than [*] the royalties otherwise due NeoGenesis under this Section 4.3 with respect to such Licensed Product.


*= CONFIDENTIAL TREATMENT REQUESTED: MATERIAL HAS BEEN OMITTED AND FILED
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                                       12
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4.4 REMITTANCE. (a) All royalties and milestone payments required under this
Section 4 shall be payable in full in the United States in United States Dollars, regardless of the countries in which sales are made. For the purpose of computing Net Sales for which a currency other than United States Dollars is received, such currency shall be converted into United States Dollars at the simple average of all Mondays' exchange rate for buying United States Dollars set forth in THE WALL STREET JOURNAL for the calendar quarter in which such sales were made.

     (b) In the event that any payment due NeoGenesis under this Agreement is not made when due, the amount due shall accrue interest beginning on the thirtieth (30th) day following the final date on which such payment was due, calculated at the annual rate equal to two percent (2%) above the prime interest rate reported in the WALL STREET JOURNAL for the due date, calculated from the due date until paid in full. Such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of NeoGenesis to any other remedy, legal or equitable, to which it may be entitled because of the delinquency of the payment.

     (c) If at any time legal restrictions within any country in the Territory prevent the conversion of the local currency and such currency cannot be removed from such country such that prompt remittance by Mitsubishi of any royalties owed by Mitsubishi to NeoGenesis in respect of sales in such country is prevented, Mitsubishi shall use its best efforts to make payment through any lawful means or methods that may be available as Mitsubishi shall reasonably determine. If royalties in any country cannot be remitted within three (3) months after the end of the relevant royalty period then Mitsubishi shall pay NeoGenesis in the local currency of such country by deposit of the relevant royalties sin a bank account in such country designated by NeoGenesis.

4.5 RECORDS. Mitsubishi, its Affiliates and sublicensees shall keep and maintain for a period of at least three (3) years from the date of each payment of royalties, records (prepared in accordance with United States Generally Accepted Accounting Principles, consistently applied) sufficient to determine the amounts of Net Sales and payments due under Section 4.3. Within sixty (60) days following each March 31, June 30, September 30 and December 31 in which payments are due under Section 4.3, Mitsubishi shall provide NeoGenesis with a report including at least: (a) the quantities of Licensed Products that Mitsubishi, its Affiliate(s) and sublicensee(s) sold during the preceding quarter in each country in which Licensed Products or package products containing Licensed Products were sold; (b) the monetary amount, in the national currency of such country, of such sales; (c) actual Net Sales, by country; (d) the currency conversion rate used and U.S. dollar-equivalent of such sales; (e) the calculation of royalties thereon; and (f) the total royalties so computed and due NeoGenesis. Such reports shall be submitted to NeoGenesis whether or not any sales of Licensed Product have been made during such period. Upon delivery of the report due for the period ending December 31 of each year, Mitsubishi shall also report to NeoGenesis the aggregate royalties due NeoGenesis for the entire preceding year.

4.6 INSPECTION. Mitsubishi and its Affiliates and sublicensees shall each make its records available for inspection by an independent certified public accountant, appointed by NeoGenesis and reasonably acceptable to Mitsubishi, during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from NeoGenesis, solely to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales of Licensed Products in any given payment period. NeoGenesis agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for NeoGenesis to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law, regulation or judicial order. Any person or entity conducting such audit or inspection will agree in writing with NeoGenesis to treat all records reviewed in the course of the audit or inspection as the Confidential Information of Mitsubishi under terms and conditions no less restrictive than the terms contained in Section 5.2. The results of each inspection, if any, shall be binding on both parties. NeoGenesis shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalties payable for any year shown by such inspection of more than five percent (5%) of the amount paid, Mitsubishi shall pay for such inspection.

4.7 TAXES. Except for income taxes that may be assessed against NeoGenesis, all taxes and charges that may be imposed by any government taxing authority on the amounts paid by Mitsubishi to NeoGenesis under this Agreement shall be paid by Mitsubishi for NeoGenesis's account. With respect to Section 4.2 and 4.3, in the event and to the


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                                       13
extent that Mitsubishi is required to pay the taxes or charges for the account of NeoGenesis, and therefore withholds such taxes or charges from the amounts paid to NeoGenesis under this Agreement, Mitsubishi may withhold such taxes or charges from the amounts paid to NeoGenesis under this Agreement and Mitsubishi shall deliver to NeoGenesis true copies of the receipts and/or returns covering all such payments and Mitsubishi shall "gross up" NeoGenesis in respect of such taxes so that NeoGenesis receives the full purchase price for the Products after accounting for such withholding taxes. The parties will cooperate to minimize, to the extent legally permissible, the tax liabilities related to this Agreement. Notwithstanding the foregoing, such cooperation shall not cause any adverse tax consequences to be incurred by either party which would not have been incurred under the provisions of this Agreement, including this Section 4.7.

5. CONFIDENTIALITY

5.1 PUBLICITY. Except as is necessary to comply with applicable laws and regulations or to enforce their respective rights under this Agreement, or to a party's legal or financial advisors, and except as otherwise agreed to by the parties in writing, the parties shall: (a) keep the material terms of this Agreement confidential; (b) agree upon the text and the exact timing of an initial public announcement relating to the transactions contemplated by this Agreement as soon as practicable after the Effective Date (such agreement not to be unreasonably withheld or delayed); and (c) agree on the text and the timing of any subsequent public announcements regarding this Agreement or the transactions contemplated herein.

5.2 CONFIDENTIALITY. (a) Confidential Information of each party will be used by the other party solely for the purposes permitted by this Agreement. All Confidential Information of each party will be received and held in confidence by the other party, subject to the provisions of this Agreement. Each party acknowledges that it will not obtain any rights of any sort in or to the Confidential Information of the other party as a result of such disclosure and that any such rights must be the subject of separate written agreement(s). Either party may only disclose the general nature, but not the specific financial terms, of this Agreement without the prior consent of the other party; PROVIDED that either party may provide a copy of this Agreement or disclose the terms of this Agreement (i) to any finance provider in conjunction with a financing transaction, if such finance provider agrees to keep this Agreement confidential, (ii) to any legal or financial advisor of such party, or (iii) in response to a subpoena or other validly issued administrative or judicial process requesting disclosure of same; PROVIDED, the party that receives such order or process provides prompt notice to the other party before making any disclosure and permits such other party to oppose or narrow such request for disclosure and supports any of such other party's reasonable efforts to oppose such request (at such other party's expense) and shall disclose the terms of this Agreement only in the event of a final judgment or administrative order requiring such disclosure, and only to the extent necessary to comply with such request.

     (b) Each party will restrict disclosure of the other party's Confidential Information to those of its employees to whom it is necessary to disclose such Confidential Information in connection with the purposes permitted under Section 5.2(a). Each party shall use reasonable efforts, including at least efforts fully commensurate with those employed by the party for the protection of its own Confidential Information, to protect the Confidential Information of the other party.

     (c) Each party may at any time notify the other party that such other party must return such party's Confidential Information. Each party hereby agrees to, within thirty (30) days of such notification: (i) return all documents and tangible items it or its employees or agents have received or created pursuant to this Agreement pertaining, referring or relating to the other party's Confidential Information; and (ii) return or certify (in a writing attested to by a duly authorized officer of such party) destruction of all copies, summaries, modifications or adaptations that such party or its employees or agents have made from the materials provided by the other party.

     (d) Nothing herein shall prevent either party from disclosing all or part of the other party's Confidential Information as necessary pursuant to the lawful requirement of a governmental agency or when disclosure is required by operation of law; PROVIDED that prior to any such disclosure, such party shall use reasonable efforts to: (i) promptly notify the other party in writing of such requirement to disclose; and (ii) cooperate fully with the other party in protecting against any such disclosure or obtaining a protective order.


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6. REPRESENTATIONS AND WARRANTIES.

6.1 AUTHORIZATION; ENFORCEABILITY. Each of Mitsubishi and NeoGenesis represent and warrant to the other that: (a) it is a corporation or limited liability company, as applicable, duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite power and authority to enter into this Agreement; (b) it is duly authorized by all requisite action to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and that the same do not conflict or cause a default with respect to such party's obligations under any other agreement; (c) it has duly executed and delivered this Agreement; and (d) (i) it is authorized to disclose any and all Confidential Information made available to the other party pursuant to this Agreement; and (ii) it shall not disclose to the other party any information that is confidential or proprietary to itself or to a third party unless such information is identified as Confidential Information.

6.2 NEOGENESIS PERFORMANCE. NeoGenesis hereby represents and warrants to Mitsubishi that: (a) NeoGenesis shall perform the Program using qualified personnel and in a good and workmanlike manner consistent with industry standards of companies that are comparable to NeoGenesis performing similar activities under similar circumstances; and (b) as of the Effective Date, there is no agreement known to NeoGenesis to which it is a party and by which it is bound that would conflict with or be breached by NeoGenesis granting Mitsubishi the license in Section 3.1 and assigning Mitsubishi Assigned Patent Rights to Mitsubishi in Section 3.2(d).

6.3 DISCLAIMER. (a) EXCEPT FOR THE WARRANTIES EXPRESSLY MADE IN SECTIONS 6.1-6.2, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED (WHETHER WRITTEN OR ORAL), INCLUDING, WITHOUT LIMITATION ANY WARRANTY AGAINST INFRINGEMENT OF ANY THIRD PARTY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS, ANY WARRANTY OF MERCHANTABILITY OR ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE NEOMORPH SCREENING LIBRARY, THE NEOMORPH FOCUSED LIBRARIES, QSCD, ALL CANDIDATE COMPOUND A, ALL CANDIDATE COMPOUND B, ALL CANDIDATE COMPOUND C, THE DESIGNATED COMPOUNDS, THE TARGETS, THE LICENSED PRODUCTS, THE NEOGENESIS KNOW-HOW, THE MITSUBISHI KNOW-HOW, THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE NEOGENESIS PATENT RIGHTS OR THE MITSUBISHI PATENT RIGHTS, OR SUCH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT.

     (b) THE REPRESENTATIONS AND WARRANTIES OF EACH OF NEOGENESIS AND MITSUBISHI EXTEND ONLY TO THE OTHER PARTY. NEITHER PARTY WILL BE LIABLE FOR ANY CLAIM OR DEMAND AGAINST SUCH OTHER PARTY BY A THIRD PARTY, EXCEPT TO THE EXTENT PROVIDED IN SECTIONS 7.2-7.3.

7. RISK ALLOCATION

7.1 LIMITATION OF LIABILITY. EXCEPT FOR INFRINGEMENT OF THE OTHER PARTY'S INTELLECTUAL PROPERTY RIGHTS OR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER
SECTION 5 AND EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 7.2-7.3 WITH RESPECT TO THIRD PARTY CLAIMS, THE AGGREGATE LIABILITY OF EITHER PARTY FOR DIRECT DAMAGES ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE LIMITED TO THE AGGREGATE AMOUNT PAID TO SUCH PARTY BY THE OTHER PARTY AS OF THE DATE SUCH CLAIM IS FINALLY RESOLVED. EXCEPT FOR INFRINGEMENT OF THE OTHER PARTY'S INTELLECTUAL PROPERTY RIGHTS OR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 5 AND EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 7.2-7.3 WITH RESPECT TO THIRD PARTY CLAIMS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS OR SAVINGS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

7.2 INFRINGEMENT INDEMNIFICATION. (a) Subject to the provisions of Section 7.4, NeoGenesis shall defend, indemnify and hold harmless Mitsubishi, its subsidiaries, parent corporations, Affiliates, officers, directors,


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independent contractors, partners, members, employees, agents, successors and assigns from and against any claim, suit, demand, loss, damage, expense (including reasonable attorney's fees of indemnitee(s) and those that may be asserted by a third party) or liability (collectively, LOSSES) imposed upon them by any third party and arising from or related to a third party claim that (i) use of NeoGenesis Know-How or (ii) practice of the NeoGenesis Patent Rights by Mitsubishi in accordance with the terms of this Agreement violates or infringes the intellectual property rights of any third party. NeoGenesis shall have no liability or obligation to Mitsubishi under this Section 7.2(a) in the event and to the extent that the alleged infringement is caused by: (1) modifications, alterations, combinations or enhancements of the Designated Compounds not created by NeoGenesis, or (2) or results from willful misconduct or negligent acts or omissions of Mitsubishi or its Affiliates, or its or their respective employees, officers, directors or agents.

     (b) Subject to the provisions of Section 7.4, Mitsubishi shall defend, indemnify and hold harmless NeoGenesis, its subsidiaries, parent corporations, Affiliates, officers, directors, independent contractors, partners, shareholders, employees, agents, successors and assigns from and against any Losses imposed upon them by any third party and arising from or related to a third party claim that (i) the R&D Program or any modifications, alterations, combinations or enhancements of the Designated Compounds; (ii) the use of the Mitsubishi Know-How, (iii) the practice of the Mitsubishi Patent Rights, (iv) the Designated Compound or any Licensed Product; or (vii) the Manufacture, development, testing, Commercialization, use or other disposition of any of the foregoing, violates or infringes the intellectual property rights of any third party. Mitsubishi shall have no obligation or liability to NeoGenesis under this
Section 7.2(b) in the event and to the extent that the alleged infringement (1) is covered by Section 7.2(a) or (2) results from willful misconduct or negligent acts or omissions of NeoGenesis or its Affiliates, or its or their respective employees, officers, directors or agents.

7.3 OTHER CLAIMS. (a) Subject to the provisions of Section 7.4, NeoGenesis will defend, indemnify and hold harmless Mitsubishi, its subsidiaries, parent corporations, affiliates, officers, directors, partners, members, shareholders, employees, agents, and their successors and assigns (each, in such capacity, an INDEMNIFIED PARTY) from and against any Losses imposed upon the Indemnified Party(s) by any third party arising from or related to: (i) any material breach of the NeoGenesis's representations and warranties under this Agreement; or (ii) any negligence or intentional misconduct by NeoGenesis (or its employees, agents or representatives) in performing its obligations under this Agreement, including the performance of the Program. The foregoing indemnification action shall not apply in the event and to the extent that a court of competent jurisdiction determines that such Losses arose as a result of any Indemnified Party's negligence, intentional misconduct or breach of this Agreement.

     (b) Subject to the provisions of Section 7.4, Mitsubishi will defend, indemnify and hold harmless NeoGenesis, its subsidiaries, parent corporations, affiliates, officers, directors, partners, members, shareholders, employees, agents, and their successors and assigns (each, in such capacity Indemnified Party) from and against any Losses imposed upon the Indemnified Party(s) by any third party arising from or related to: (i) any material breach of Mitsubishi's representations and warranties under this Agreement; (ii) any negligence or intentional misconduct by Mitsubishi (or its employees, agents or representatives) or by an Affiliate, licensee, sublicensee, distributor or agent of Mitsubishi in performing its obligations under this Agreement, including the performance of the R&D Program; or (iii) the labeling, packaging, package insert, other materials or promotional claims with respect to any Licensed Product or the development, testing, Manufacturing, Commercialization, use or other disposition of any Licensed Product by Mitsubishi or by an Affiliate, licensee, sublicensee, distributor or agent of Mitsubishi. The foregoing indemnification action shall not apply in the event and to the extent that a court of competent jurisdiction determines that such Losses arose as a result of any Indemnified Party's negligence, intentional misconduct or breach of this Agreement.

7.4 PROCEDURE. To receive the benefit of indemnification under Sections 7.2 or 7.3, the Indemnified Party must (a) promptly notify the party from whom indemnification is sought (the INDEMNIFYING PARTY) in writing of a claim or suit; PROVIDED, that failure to give such notice shall not relieve Indemnifying Party of its indemnification obligations except where, and solely to the extent that, such failure actually and materially prejudices the rights of Indemnifying Party); (b) provide reasonable cooperation (at the Indemnifying Party's expense); and (c) tender to the Indemnifying Party (and its insurer) full authority to defend or settle the claim or suit; PROVIDED that no settlement requiring any admission by the Indemnified Party or that imposes any obligation on the Indemnified Party shall be made without


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the Indemnified Party's consent. Neither party has any obligation to indemnify the other party in connection with any settlement made without the Indemnifying Party's written consent. The Indemnified Party has the right to participate at its own expense in the claim or suit and in selecting counsel therefor. The Indemnified Party shall cooperate with Indemnifying Party (and its insurer), as reasonably requested, at Indemnifying Party's cost and expense.

7.5 INDEMNIFICATION AS SOLE REMEDY. To the fullest extent permitted by law, the indemnification provided in this Section 7, subject to the limitations set forth herein, shall be the exclusive remedy for damages available to any Indemnified Party.

8. TERM AND TERMINATION

8.1 TERM. This Agreement shall take effect as the Effective Date and shall remain in effect until the expiration date(s) specified in this Section 8.1, unless sooner terminated in accordance with Section 8.2. The Program will remain in effect for a period of twelve (12) months, with an option by Mitsubishi to renew for an additional 1-year period on terms and conditions, including level of support, that are mutually agreeable. Mitsubishi shall notify NeoGenesis whether Mitsubishi wishes to extend the Program for additional periods, no later than 150 days prior to termination of initial term. If the license under Section
3.1 is exercised, such license will remain in effect on a country-by-country basis until the LATER OF: (a) the expiration of the term of the last-to-expire of the patent rights within the NeoGenesis Patent Rights or Mitsubishi Assigned Patent Rights or Joint Program Patent Rights, which cover the Licensed Product in any country in which such Licensed Product is manufactured or sold or (b) ten
(10) years following the First Commercial Sale in the last country in which sales of Licensed Products are made (if the Licensed Products do not embody any patents within the NeoGenesis Patent Rights or Mitsubishi Assigned Patent Rights or Joint Program Patent Rights). Thereafter Mitsubishi's license shall be perpetual and fully paid-up.

8.2 TERMINATION. (a) Either party may terminate the Program with thirty (30) days notice to the other party if the other party fails to pay fees or patent expenses due under the Agreement or commits a material breach unless the nonpayment or breach is cured within the thirty (30)-day notice period. In addition, NeoGenesis may suspend work pursuant to the Program with notice to Mitsubishi if Mitsubishi fails to pay NeoGenesis any amount due NeoGenesis under this Agreement.

     (b) Following completion of the Program, either party may terminate the license with sixty (60) days notice if the other commits a material breach unless the breach is cured within the sixty (60)-day notice period; PROVIDED that such notice and cure period shall be reduced to thirty (30) days in the case of payment obligations.

     (c) Either party shall have the right to terminate this Agreement upon thirty (30) days notice if a Force Majeure condition has prevented performance by the other party for more than one hundred twenty (120) consecutive days. The parties may also terminate this Agreement at any time upon mutual written agreement of the parties.

     (d)  Mitsubishi shall have the right to terminate this Agreement with sixty
(60) days notice, if Mitsubishi reasonably determines that the conduct of the Program has resulted in a minimal number of Candidate Compound C being identified as potential candidates for drug development.

     (e) If Mitsubishi decides, at any time following completion of the Program by NeoGenesis, to terminate the R&D Program or Commercialization of a Designated Compound or a Licensed Product, Mitsubishi shall promptly notify NeoGenesis of said decision and shall have the right to terminate this Agreement with sixty
(60) days notice. In such case, if Mitsubishi shall decide whether (1) Mitsubishi and NeoGenesis will enter into a separate patent assignment agreement under which Mitsubishi will assign to NeoGenesis all Mitsubishi Assigned Patent Rights; or (2) Mitsubishi and NeoGenesis will enter into a separate license agreement under which Mitsubishi will grant NeoGenesis an exclusive, royalty-free license in the Territory to use all Mitsubishi Assigned Patent Rights to research, develop, make, have made and use such Designated Compound and to make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import and export a Licensed Product containing such Designated Compound, any such separate agreement shall contain mutually acceptable terms. Thereafter, subject to the provisions of Section 7.4, NeoGenesis shall defend, indemnify and hold harmless Mitsubishi, its subsidiaries, parent corporations, Affiliates, officers, directors, independent contractors, partners, members, employees, agents,


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successors and assigns from and against any Losses imposed upon them by any third party and arising from or related to a third party claim that (i) such development or Commercialization activities of NeoGenesis or its Affiliates or sublicensees with respect to such Designated Compound or Licensed Product or the Manufacture, development, testing, Commercialization, use or other disposition of any of the foregoing, violates or infringes the intellectual property rights of any third party; or (ii) any negligence or intentional misconduct by NeoGenesis (or its employees, agents or representatives) or by an Affiliate, licensee, sublicensee, distributor or agent of NeoGenesis in performing such development or Commercialization activities; or (iii) the labeling, packaging, package insert, other materials or promotional claims with respect to any such Licensed Product or the development, testing, Manufacturing, Commercialization, use or other disposition of any such Licensed Product by NeoGenesis or by an Affiliate, licensee, sublicensee, distributor or agent of NeoGenesis. The foregoing indemnification action shall not apply in the event and to the extent that a court of competent jurisdiction determines that such Losses arose as a result of any Mitsubishi Indemnified Party's negligence, intentional misconduct or breach of this Agreement.

8.3 EFFECT OF TERMINATION. (a) Upon termination (including expiration) of this
Agreement: (i) NeoGenesis will terminate all tasks in an orderly manner, as soon as practical and in accordance with a schedule agreed to by Mitsubishi and NeoGenesis; (ii) if termination occurs prior to completion of the Program then NeoGenesis shall deliver to Mitsubishi all materials developed through the termination of this Agreement; (iii) Mitsubishi shall pay NeoGenesis any monies due and owing NeoGenesis up to the time of termination, for services actually performed (including all work-in process (if any) pursuant to the last sentence of Item 6 or the last sentence of Item 7 of ATTACHMENT A) an amount calculated using NeoGenesis's then-current daily charge for similar services and deliverables, PROVIDED, such fee shall not exceed the price specified in this Agreement and (iv) within thirty (30) days following termination (including expiration) of this Agreement, NeoGenesis shall deliver to Mitsubishi a reasonably-detailed written report describing the results of the research performed up to the date of such termination.

     (b) Upon termination (including expiration) of this Agreement each party shall return to the other party or certify in writing to the other party that it has destroyed all documents and other tangible items it or its employees or agents have received or created pertaining, referring or relating to the Confidential Information of the other party.

     (c) The licenses granted to Mitsubishi by NeoGenesis under Section 3.1 shall survive any expiration or termination of the Program or this Agreement with respect to any Designated Compound or Licensed Product for which the applicable service fees and milestone fees and royalties have been paid (when due in accordance with the terms of this Agreement) and Mitsubishi shall continue to have the right to develop, have developed, make, have made, use, distribute, offer for sale, import, export and sell Licensed Products relating to such Designated Compounds; PROVIDED that Mitsubishi continues to pay NeoGenesis milestone fees and royalties as required by Sections 4.2 and 4.3 and complies with Sections 4.4-4.7. The license granted under Section 3.1 shall not survive termination or expiration with respect to Designated Compounds or Licensed Products for which Mitsubishi has not made payment in accordance with this Agreement and shall immediately terminate with respect to any Designated Compound or Licensed Product for which the applicable service fees and milestone fees are not timely paid (should such payment become due after termination of this Agreement or for any Licensed Product for which Mitsubishi fails to pay NeoGenesis milestone fees and royalties as required by Sections 4.2 and 4.3 or fails to comply with Sections 4.4-4.7. In the event the license granted to Mitsubishi under Section 3.1 terminates for any reason, each of Mitsubishi's sublicensees at such time shall continue to have the rights and license set forth in their sublicense agreements, PROVIDED such sublicensee agrees in writing that NeoGenesis is entitled to enforce all relevant provisions directly against such sublicensee.

     (d) Except as otherwise provided herein, neither party shall be liable to the other party for any compensation or damages by reason of termination of this Agreement in accordance with this Section 8.

     (e) Nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of any termination. Mitsubishi's liability for any charges, payments or expenses due to NeoGenesis that accrued prior to the termination date shall not be extinguished by termination, and such amounts (if not otherwise due on an earlier date) shall be immediately due and payable on the termination date.


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8.4 SURVIVAL. Sections 1, 2.6, 3.2, 3.3, 6, 7 8.1 and 8.3 shall survive any termination or expiration of this Agreement. Section 5 shall survive any termination or expiration of this Agreement for a period of ten (10) years after such termination or expiration. Section 4 shall survive any termination of this Agreement with respect to Licensed Products (including Licensed Products that are covered by Section 3.2(d)) PROVIDED, that Section 4 shall not survive expiration of this Agreement with respect to any Licensed Product in accordance with the penultimate sentence of Section 8.1.

9. GENERAL PROVISIONS.

9.1 ISSUE RESOLUTION. (a) The parties shall use their best efforts to resolve any controversy or dispute that arises under or relates to this Agreement through good faith discussions. The parties shall initiate such discussions using the following procedure. Either party shall notify the other party of the nature of the controversy or dispute, providing sufficient detail to permit the other party to understand same (a DISPUTE Notice). The representatives of the parties shall meet within 30 days after the date that the non-sending party receives the Dispute Notice to attempt to reach an agreement about the nature of the dispute and a resolution of the dispute. If they are unable to resolve the dispute within 60 days after their meeting, and do not agree to extend the time period for resolving the dispute, or if the terms and conditions of the resolution or settlement of the dispute are breached, the dispute shall be resolved by arbitration pursuant to the provisions of Section 9.1(b). Pending resolution of any dispute covered by this Section 9.1, both parties will continue their performance under this Agreement including, without limitation, the payment of all amounts due to the other party that are not in dispute.

     (b) Except in the case of a breach of Section 3.2 or Section 5.2, any claim, dispute, or controversy arising out of or relating to this Agreement that is not resolved in accordance with the provisions of Section 9.1(a) within the time period specified in Section 9.1(a) will be submitted by the parties to arbitration in accordance with the terms of Section 9.1(b)-(d); PROVIDED, that actions by either party seeking equitable or declaratory relief may be brought in court without resort to any of the provisions of Section 9.1(b)-(e). This agreement to arbitrate shall continue in full force and effect despite the expiration, rescission or termination of this Agreement.

     (c) Any arbitration shall be conducted pursuant to the Commercial Arbitration Rules of the International Chamber of Commerce (ICC) under the rules then in effect for the ICC, as such rules may be modified by this Agreement or by agreement of the parties. Any such arbitration shall be conducted in New York City by one arbitrator. Each party irrevocably and unconditionally (i) consents to the jurisdiction of any such proceeding and waives any objection that it may have to personal jurisdiction or the laying of venue of any such proceeding; and
(ii) knowingly and voluntarily waives its rights to have disputes tried and adjudicated by a judge and jury except as otherwise expressly provided herein. The parties will cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable. The parties will attempt to agree upon a mutually acceptable arbitrator within 30 days of receipt of the notice of intent to arbitrate. If the parties are unable to agree upon a single arbitrator within such 30-day period or any extension of time which is mutually agreed upon, three (3) arbitrators shall be used, one selected by each party within ten (10) days after the conclusion of the 30-day period and a third selected by the first two within ten (10) days thereafter. Unless the parties agree otherwise, they shall be limited in their discovery to directly relevant documents. Responses or objections to a document request shall be served twenty
(20) days after receipt of the request. The arbitrator(s) shall resolve any discovery disputes. It is understood that the parties may (but are not required to) submit disputes concerning any breach of Section 3.2 or Section 5.2 to arbitration in accordance with this Section 9.1. Nothing herein shall prevent the parties from settling any dispute by mutual agreement at any time.

     (d) The arbitrator(s) shall apply the substantive laws of New York when construing this Agreement and attempting to resolve any dispute relating to the transactions contemplated by this Agreement, without regard for any choice or conflict of laws rule or principle that would result in the application of the substantive law of any other jurisdiction. The arbitration shall be of each party's individual claims only, and no claim of any other party shall be subject to arbitration in such proceeding. Except as otherwise required by law, the parties and the arbitrator(s) shall maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute.


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     (e)  The arbitrator(s) shall not have the authority to award exemplary or punitive damages, and the parties expressly waive any claimed right to such damages. The arbitrator(s) shall have the authority to award actual money damages (with interest on unpaid amounts from the date due) and may grant equitable relief as is just and provided by the ICC Rules, in each case except as specifically provided to the contrary herein The costs and expenses of the arbitration, but not the costs and expenses of the parties, shall be shared equally by the parties. Any award rendered by the arbitrator(s) shall be final and binding upon the parties. Judgment upon the award may be entered in any court of competent jurisdiction. If a party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other party is entitled to costs, including reasonable attorneys' fees, for having to compel arbitration or defend or enforce the award.

9.2 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the internal, substantive laws of the State of New York (except for Section 5-1401 of the New York General Obligations Law) to the exclusion of any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction. Notwithstanding the foregoing, the parties (and the arbitrators) shall use United States (Federal) patent and copyright laws for purposes of governing and construing Sections 3.2-3.4 of this Agreement. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.

9.3 AMENDMENT AND WAIVER. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, its agents or employees, but only by an instrument in writing signed by an authorized officer of each party. No waiver by either party of any breach of this Agreement by the other party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

9.4 INDEPENDENT CONTRACTORS. Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party. This Agreement and the relations hereby established by and between Mitsubishi and NeoGenesis do not constitute a partnership, joint venture, franchise, agency or contract of employment. Neither party is granted, and neither party shall exercise, the right or authority to assume or create any obligation or responsibility on behalf of or in the name of the other party or its Affiliates. NeoGenesis shall be solely responsible for compensating all its personnel and for payment of all related FICA, workers' compensation, unemployment and withholding taxes. Mitsubishi shall not provide NeoGenesis personnel with any benefits, including but not limited to compensation for insurance premiums, paid sick leave or retirement benefits.

9.5 ASSIGNMENT. Neither party may assign this Agreement or any of its rights and obligations under this Agreement without the prior written consent of the other party; PROVIDED, that either party may assign this Agreement to (a) any Person to which such party transfers all or substantially all of its assets or with which such party is consolidated or merged; (b) any Person that owns a majority of the voting stock of such party; or (c) a single Person of which such party owns a majority of the voting stock; PROVIDED, FURTHER, that in each instance the assignee Person expressly assumes all obligations imposed on the assigning party by this Agreement in writing and the other party is notified in advance of such assignment.

9.6 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.7 NOTICES. Unless otherwise provided herein, any notice, report, payment or document to be given by one party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three (3) business days after the date of mailing), or sent by nationally recognized overnight courier (such notice sent by courier to be effective one business day after it is deposited with such courier), or sent by telefax (such notice sent by telefax to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid) to the address set forth on the signature page to this Agreement or to such other place as any party may designate as to itself by written notice to the other party.


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9.8 SEVERABILITY. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The parties agree that they will negotiate in good faith or will permit a court or arbitrator to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

9.9 CAPTIONS. Captions of the sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the meaning or construction of the terms and conditions hereof.

9.10 WORD MEANINGS. Words such as HEREIN, HEREINAFTER, HEREOF and HEREUNDER refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

9.11 ENTIRE AGREEMENT. The terms and provisions contained in this Agreement (including the Attachments) constitute the entire understanding of the parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof. No representations, inducements, promises or agreements, whether oral or otherwise, between the parties not contained in this Agreement shall be of any force or effect. No agreement or understanding extending this Agreement or varying its terms (including any inconsistent terms in any purchase order, acknowledgment or similar form) shall be binding upon either party unless it is in a writing specifically referring to this Agreement and signed by a duly authorized representative of the applicable party.

9.12 RULES OF CONSTRUCTION. The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be construed against either party by reason of the extent to which such party or its professional advisors participated in the preparation of this Agreement.

9.13 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

9.14 FORCE MAJEURE. Except as otherwise provided in this Agreement, in the event that a delay or failure of a party to comply with any obligation, other than a payment obligation, created by this Agreement is caused by a Force Majeure condition, that obligation shall be suspended during the continuance of the Force Majeure condition.

9.15 FURTHER ASSURANCES. Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed on their behalf by their duly authorized representatives intending it to take effect as an instrument under seal as of the Effective Date.

NEOGENESIS DRUG DISCOVERY, INC.              MITSUBISHI-TOKYO PHARMACEUTICALS, INC.

By /s/ Robert Adelman                        By /s/ Akihiro Tobe
   -------------------------------              -------------------------------
Robert Adelman                               Akihiro Tobe
Vice President Business Development          President of Research and Development Division
NOTICE ADDRESS:                              NOTICE ADDRESS:
NeoGenesis Drug Discovery, Inc.              Mitsubishi-Tokyo Pharmaceuticals, Inc.
840 Memorial Drive                           2-6, Nihonbashi-Honcho 2-chome, Chuo-ku,
Cambridge, MA 02139                          Tokyo 103-8405, Japan
Phone: 617.868.1500                          Phone: 81.03.3241.4665


*= CONFIDENTIAL TREATMENT REQUESTED: MATERIAL HAS BEEN OMITTED AND FILED
SEPARATELY WITH THE COMMISSION.


                                       21

Fax: 617.868.1515                            Fax: 81.03.3241.5187


*= CONFIDENTIAL TREATMENT REQUESTED: MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

                                  ATTACHMENT A

                                SCREENING PROGRAM

The Program to be performed by NeoGenesis with respect to the Targets will screen at least [*] compounds contained in the NeoGenesis NeoMorph Screening Library against each Target using the protocol described below. The NeoMorph Screening Library consists of approximately 10,000,000 diverse small organic compounds distributed in a number of libraries each containing approximately [*] compounds. Additional compounds are added from time to time to the NeoMorph Screening Library by NeoGenesis (collectively, such compounds are the COMPOUNDS).

1. Mitsubishi will provide NeoGenesis with approximately [*] of each of the purified functionally-active Target proteins. Control experiments will be performed with each of the Mitsubishi Targets to determine screening characteristics in NeoGenesis' ALIS (Automated Preliminary Compound Identification System) protocols. Follow-up control experiments will be performed using Mitsubishi ligands (if available) to validate the retention of binding activity of the Targets. SOPs will be established for ALIS screening based on the preceding experiments.

2. Using the SOPs, NeoGenesis will perform ALIS screening against each Target. The ALIS screening will be carried out to identify Target-specific Compounds with that bind to the Mitsubishi Target with binding affinities less than [*] micromolar (Kd < [*]) (each such Compound is referred to as a CANDIDATE COMPOUND
A).

3. If NeoGenesis identifies a Candidate Compound A for the Target and Mitsubishi is able to provide NeoGenesis with a second protein that differs from the Target but is of the same functional class of protein as the Target, NeoGenesis will screen such second protein against the Candidate Compound A to determine the relative selectivity of the Candidate Compound A for the Target(s). Alternatively, if Mitsubishi is unable to deliver a second protein of the same functional class, NeoGenesis will screen an unrelated protein against the Candidate Compound A to assay the specificity of the initial Candidate Compound A. If Mitsubishi is able to deliver a second protein of the same functional class, then Mitsubishi will provide NeoGenesis with [*] of each such protein.

4. NeoGenesis will synthesize discrete compounds based upon the Candidate Compound A and subject them to ALIS for confirmation of binding to the Target(s). NeoGenesis will evaluate the activity of the discrete compound(s) in a Target-based functional assay that has been delivered to NeoGenesis by Mitsubishi within [*] after NeoGenesis designates such Candidate Compound A. NeoGenesis will notify Mitsubishi of any such which has demonstrated activity in the Target-based functional assays (each, a CANDIDATE COMPOUND B) and NeoGenesis will prepare and deliver an interim report for all such Candidate Compound B that details the structure(s) and binding affinities of such Candidate Compound
B. Alternatively, Mitsubishi will perform such Target-based functional assays and will notify NeoGenesis of any Candidate Compound B within [*] after completion of such assays and not later than [*] after the Candidate Compound B are delivered by NeoGenesis.

5. NeoGenesis will provide [*] of each Candidate Compound B to the Mitsubishi, and the Mitsubishi will perform Target-based functional assays and will notify NeoGenesis of the results of these assays within [*] after completion of such assays and not later than [*] after the Candidate Compound B are delivered by NeoGenesis. Mitsubishi will select up to [*] Candidate Compound B per Target, for further study or optimization by NeoGenesis (each, a CANDIDATE COMPOUND C).

6. NeoGenesis will provide Mitsubishi with at least [*] of up to [*] Candidate Compound C for further evaluation by Mitsubishi in Target-based secondary assays. NeoGenesis will prepare a report for all Candidate Compound C that details the structure(s), binding affinities, Target specificity(ies), and functional activities of such Candidate Compound C (each, an FINAL TARGET REPORT). Mitsubishi will perform Target-based secondary assays and will notify NeoGenesis of the results of the Target-based secondary assays within [*] after completion of such assays and not later than [*] after the Candidate Compound C are delivered by NeoGenesis. Any additional quantities of Candidate Compound C will be furnished to Mitsubishi at cost, which shall be based at FTE cost.

7. Based on the results of the Target-based secondary assays, and within [*] after delivery of each Final Target Report by NeoGenesis, Mitsubishi will designate up to [*] Candidate Compound C as Designated Compounds using the procedure specified in Section 2.6.


*= CONFIDENTIAL TREATMENT REQUESTED: MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

                                  ATTACHMENT B
                          PROGRAM INTELLECTUAL PROPERTY
                          [TO BE SUPPLIED AS DEVELOPED]

                                  ATTACHMENT C
                                     TARGETS
                         [TO BE SUPPLIED BY MITSUBISHI]

                                  ATTACHMENT D
                            NEOGENESIS PATENT RIGHTS
                  [TO BE SUPPLIED BY NEOGENESIS AS APPLICABLE]

                               NEOGENESIS KNOW-HOW
                         [TO BE SUPPLIED AS APPLICABLE]


*= CONFIDENTIAL TREATMENT REQUESTED: MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.